Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 8 to the Schedule 13D

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price per Share ($)	Date of Purchase/Sale

FUND 1 INVESTMENTS, LLC

Purchase of Common Stock	2,500	32.3157	03/13/2025
Purchase of Common Stock	1,000	32.6100	03/17/2025
Purchase of Common Stock	2,500	32.0095	03/18/2025
Purchase of Common Stock	2,500	32.5312	03/19/2025
Purchase of Common Stock	1,000	34.8669	03/24/2025
Purchase of Common Stock	2,000	35.3094	03/28/2025
Purchase of Common Stock	1,000	34.9116	03/28/2025
Purchase of Common Stock	18,000	34.3864	03/31/2025
Purchase of Common Stock	2,500	34.2637	03/31/2025
Purchase of Common Stock	1,000	35.4440	04/02/2025
Purchase of Common Stock	3,500	29.4217	04/09/2025
Purchase of Common Stock	1,000	32.0124	04/14/2025
Sale of Common Stock	(35,500)	33.2529	04/28/2025
Sale of Common Stock[1]	(1,184,768)	33.4900	04/28/2025

1 Represents a private transaction with an unaffiliated third-party financial institution.